As filed with the Securities and Exchange Commission on September 28, 2010
REGISTRATION NO. 333-112904

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Valeant Pharmaceuticals International
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	33-0628076 (IRS Employer Identification No.)
One Enterprise
Alisa Viejo, California 92656
(Address of Principal Executive Offices)
(Registrant’s telephone number, including area code)
(949) 461-6000
Robert Chai-Onn, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Valeant Pharmaceuticals International
One Enterprise
Aliso Viejo, California 92656
(949) 461-6000
(Name and Address of Agent for Service)

WITH A COPY TO:
Richard Aftanas, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
(212) 735-3000
     Approximate date of commencement of proposed sale to the public: Not Applicable
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
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     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☑	Accelerated Filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
          Valeant Pharmaceuticals International (the “Company”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-112904), filed with the Securities and Exchange Commission on February 17, 2004 (the “Registration Statement”), to deregister an indeterminable number of debt and equity securities of the Company.
     On September 28, 2010, the Company, Valeant Pharmaceuticals International, Inc. (formerly known as Biovail Corporation), a Canadian corporation (“New Valeant”), Biovail Americas Corp, a Delaware corporation and a wholly owned subsidiary of New Valeant (“BAC”) and Beach Merger Corp., a Delaware corporation and a wholly owned subsidiary of BAC, pursuant to an Agreement and Plan of Merger, dated as of June 20, 2010 (the “Merger Agreement”), effected a merger whereby Beach Merger Corp. merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of New Valeant (the “Merger”) and all outstanding shares of Company common stock, par value $0.01 per share (the “Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock held by any Company stockholders who properly exercise appraisal rights with respect thereto in accordance with the Merger Agreement and Section 262 of the Delaware General Corporate Law and other than shares of Company Common Stock held by the Company, as treasury stock, New Valeant, BAC or Beach Merger Corp. (all of which have been or will be cancelled), were converted into the right to receive 1.7809 common shares, no par value per share, of New Valeant.
          As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the Company’s undertaking set forth in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

SIGNATURE

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alisa Viejo, State of California, on September 28, 2010.

Valeant Pharmaceuticals International

By:	/s/ Margaret Mulligan

Name:	Margaret Mulligan
Title:	Executive Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on September 28, 2010.

Signature	Title

/s/ J. Michael Pearson	Chief Executive Officer

J. Michael Pearson	(Principal Executive Officer)

/s/ Margaret Mulligan	Executive Vice President, Chief Financial Officer

Margaret Mulligan	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Robert Chai-Onn	Director

Robert Chai-Onn

/s/ Jeremy Lipshy	Director

Jeremy Lipshy

/s/ Rajiv De Silva	Director

Rajiv De Silva